                                                                EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Fidelity National Financial, Inc.:

        We consent to incorporation by reference in the Registration Statements (Nos. 33-32853, 33-15027, 33-34300, 33-45709, 33-45272, 33-15008, 33-56514,
33-64834, 33-64836, 33-83026 and 33-61983) on Form S-8 of Fidelity National
Financial, Inc. of our reports dated February 24, 1997, relating to the Consolidated Balance Sheets of Fidelity National Financial, Inc. and subsidiaries as of December 31, 1996, 1995 and the related Consolidated Statements of Earnings, Stockholders' Equity and Cash Flows and related schedules for each of the years in the three-year period ended December 31, 1996 which reports appear in the December 31, 1996 Annual Report on Form 10-K of Fidelity National Financial, Inc.

                                        KPMG PEAT MARWICK LLP

Orange County, California
March 28, 1997